Exhibit 99.1

ArriVent Announces Initial Phase 1 Data for CDH17-targeted ADC ARR-217 in Patients with Gastrointestinal Cancers at ESMO Congress 2026

•	44.8% ORR at 6mg/kg dose in late-line CRC patients
•	ARR-217 was generally well-tolerated
•	ArriVent to host virtual webinar on Monday, October 26, 2026, at 8 am ET to discuss the data from the ARR-217 program

NEWTOWN SQUARE, PA, October 25, 2026 (GLOBE NEWSWIRE) -- ArriVent BioPharma, Inc. (Company or ArriVent) (Nasdaq: AVBP), a clinical-stage company dedicated to accelerating the global development of innovative biopharmaceutical therapeutics, today announced initial encouraging Phase 1 results for ARR-217, (MRG007), a cadherin-17 (CDH17)-targeting antibody-drug conjugate (ADC) developed in partnership with Lepu Biopharma Co., Ltd., in patients with gastrointestinal malignancies. The findings were presented as part of an oral presentation at the 2026 European Society for Medical Oncology (ESMO) Congress 2026.

"These initial results reinforce our confidence in ARR-217 and in CDH17 as a potential therapeutic target for patients with gastrointestinal cancers who face limited treatment options following prior lines of therapy," said Bing Yao, Ph.D., Chief Executive Officer of ArriVent. "We believe the responses observed in this heavily pretreated patient population, together with a manageable safety profile, provided a strong foundation for advancing ARR-217 into a Phase 1b dose optimization study. As the first ADC from our pipeline to enter clinical development, ARR-217 represents an important milestone for our ADC pipeline, and we look forward to dose optimization data expected in 2027."

The ongoing multicenter, open-label Phase 1 study (NCT07066657) conducted in the US and China is evaluating the safety, tolerability, efficacy, and pharmacokinetics of ARR-217 in patients with unresectable, locally advanced, or metastatic solid tumors, with an initial clinical development focus in colorectal, pancreatic, and other gastrointestinal (GI) cancers. As of the August 5, 2026 data cutoff, 123 patients with heavily pretreated GI malignancies were treated across 6 dose levels ranging from 2 mg/kg to 8 mg/kg, including 113 patients with Colorectal Cancer (CRC).

Key Highlights for ARR-217 Phase 1 Study Include:

•	Strong Anti-tumor Activity with ARR-217 at Multiple Dose Levels

o	At 6 mg/kg Q3W dose, 44.8% (13/29) objective response rate (ORR) observed in pre-treated CRC patients, including 7 confirmed partial responses, 4 partial responses pending confirmation, and 2 unconfirmed partial responses
o	At 6 mg/kg Q3W dose, 93.1% (27/29) disease control rate (DCR) observed
o	At doses 4 mg/kg Q3W and higher, 34.2% (25/73) ORR observed in CRC patients, including 15 confirmed partial responses, 5 partial responses pending confirmation and 5 unconfirmed partial responses
o	At doses 4 mg/kg Q3W and higher, 91.8% DCR observed
o	Majority of the responding patients remained on study treatment as of the August 5, 2026 data cutoff

•	Generally, Well Tolerated Safety Profile

o	The most common treatment-related adverse events were Grade 1/2
o	Across all doses, 30.1% (37/123) patients experienced Grade 3 or higher treatment-related adverse events, including neutropenia (12.2%) and diarrhea (8.9%)
o	At 6.0 mg/kg Q3W dose, Grade 3 or higher TRAE was 20.4% (10/49) including 2.0% diarrhea (1/49)
o	No grade 5 TRAE or ILD observed

Dose Optimization and Next Steps

ARR-217 has advanced into Phase 1b dose optimization at doses of 5 and 6 mg/kg Q3W with further dose optimization data expected in 2027.

About ARR-217

ARR-217 (also known as MRG007) is a potentially best-in-class cadherin-17 (CDH17)-targeted antibody-drug conjugate (ADC), utilizing a glycan-linked, exatecan-based payload. CDH17 is a membranous cell adhesion molecule frequently overexpressed in colorectal cancer and several other gastrointestinal cancers, with limited expression in normal intestinal tissue and pancreatic duct, making it an attractive target for ADC therapy. ArriVent obtained exclusive rights to develop and commercialize ARR-217 worldwide outside of Greater China under a collaboration agreement with Lepu Biopharma Co., Ltd. ARR-217 is the lead clinical candidate from ArriVent's growing ADC portfolio.

About ArriVent

ArriVent is a clinical-stage biopharmaceutical company dedicated to the identification, development, and commercialization of differentiated medicines to address the unmet medical needs of patients with cancers. ArriVent seeks to utilize its team’s deep drug development experience to maximize the potential of its lead development candidate, firmonertinib, and advance a pipeline of novel therapeutics, such as next-generation antibody drug conjugates, through approval and commercialization.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding, business strategy and plans; the activity safety and tolerability of ARR-217; the expected timing and future results of the ongoing clinical study of ARR-217, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on ArriVent’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission on March 5, 2026 and our other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and ArriVent undertakes no duty to update such information except as required under applicable law.

Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com